Exhibit 10.24

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of February 26, 2007 (the “Effective Date”), between GoFish Corporation (hereinafter “GoFish”) and Riaz Valani (hereinafter “Consultant”).

1.    ENGAGEMENT OF CONSULTANT. Consultant is hereby retained by GoFish, and Consultant hereby accepts such engagement on the terms and conditions set forth herein.

2.    SERVICES. Consultant, as an independent contractor, agrees to provide consulting services to GoFish in the areas of business and corporate development. Consultant will devote 30% of his working time to providing such consulting services.

3.    TERM. The term of the Agreement shall commence on the 26thth day of February 2007 and shall end on February 26, 2008 (the “Term”). This Agreement may be extended by a mutual agreement of the parties in writing. Any such extension shall be referred to herein as the “Renewal Term.”

4.    COMPENSATION.

a.    Salary. During the Term and any Renewal Term of this Agreement, GoFish agrees to pay Consultant an consulting fee of $10,000 per month.

b.    Stock Options. GoFish hereby agrees to grant Consultant stock options on the terms and conditions hereafter stated:

i.    Grant of Options. On the Effective Date, the Company will grant the Executive an option to purchase shares of the Company’s common voting stock (the “Option”) under the Company’s 2006 Stock Option Plan (the “Stock Option Plan”). Such grant shall be evidenced by an Option Agreement as contemplated by the Stock Option Plan.

ii.    The per share exercise price of the Option shall be the market value of a share of the Company on the date of the grant. The term of the Option shall be ten years from the date of grant.

iii.    One-third (1/3) of the Option shall be vested and exercisable on the first anniversary of the grant of the Option. Thereafter, an additional one-thirty sixth (1/36) of the Option shall be vested and become exercisable on the last day of each month, subject to the provisions of Section 4(b)(iv) below.

iv.    Termination of Service; Accelerated Vesting.

A.    If this Agreement is terminated by either party pursuant to Section 7, then any unvested portion of the Option will expire on the date of termination. Any vested portion of the Option, to the extent not exercised, will expire 120 days after termination of this Agreement.

B.    Upon a Change of Control, any unvested portion of the Option will immediately vest and become exercisable. For the purposes of this Section 4, “Change of Control” means the occurrence of, or the Company’s Board’s vote to approve: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange, or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

c.    Initial Compensation. As an incentive to formalize his existing consulting relationship with the Company, and in recognition of Consultant’s seven months of consulting work already completed without compensation on behalf of the Company, Consultant will receive, and the Company agrees to pay, a cash amount of $60,000, payable within 45 days of the execution of this Agreement.

5.    EXPENSES. Consultant shall be reimbursed for all appropriately documented and pre-approved work related expenses, telephone, mobile phone, travel, hotel, meals, and entertainment (the “Expenses”). The Expenses will be billed when expensed and submitted monthly to GoFish for approval and reimbursement.

6.    RELATIONSHIP OF THE PARTIES. Consultant shall at times be acting and performing hereunder as an independent contractor. In connection with the performance by Consultant of services, GoFish shall not have or exercise any control or direction over the manner of delivery of the services performed by Consultant, and will not in any way supervise or control Consultant’s activities. The relationship of the parties hereto is that of independent contracting parties and is not and shall not be deemed to be any other relationship, including without limitation, that of joint venture, partnership, employer/employee, or principal/agent.

7.    TERMINATION.  Either party may terminate this Agreement voluntarily upon 30 days’ written notice to the other party.

8.    OWNERSHIP OF MATERIALS. Consultant agrees that any and all right, title, and interest in and to any documents, reports, memoranda, and other tangible property, as well as all plans, ideas, concepts, innovations, materials, and designs provided by GoFish to Consultant during the Term or any Renewal Term of this Agreement or developed or conceived by Consultant during the course of providing services hereunder shall be owned solely by GoFish without restrictions or liabilities of any kind.

9.    CONFIDENTIAL INFORMATION. All information, whether oral, written, or in another form, obtained or developed by Consultant concerning GoFish, including, but not limited to, its businesses, plans, activities, or products (the “Confidential Information”) shall be treated by Consultant as strictly confidential. Consultant shall not (a) disclose the Confidential Information to any third party, unless specifically directed by GoFish in writing, or (b) use the Confidential Information except for the benefit of GoFish in direct connection with, and as necessitated by, the services performed under this Agreement. All Confidential Information shall be returned to GoFish at the earliest of the date of termination or expiration of this Agreement or upon the request of GoFish at any time. The term “Confidential Information” does not include information which: (i) was known prior to its disclosure by GoFish, provided that Consultant lawfully obtained or developed such information; (ii) becomes generally available to the public other than as a result of disclosure by Consultant in violation of this Agreement; or (iii) becomes available to Consultant from a source other than GoFish, if the source lawfully obtained such information and is not known by Consultant to be bound by a written confidentiality agreement with GoFish. In the event that Consultant becomes legally compelled to disclose any such information, Consultant will provide GoFish with prompt written notice thereof so that GoFish may seek a protective order or other appropriate remedy prior to disclosure thereof. In the event such protective order or other remedy is not obtained, or GoFish expressly waives compliance with the provisions of this Agreement, Consultant will furnish only that portion of the Confidential Information which is legally required or as to which GoFish expressly waives compliance.

10.  INDEMNIFICATION. GoFish shall defend, indemnify and hold harmless Consultant for any loss, cost, suit, claim, damage, action, proceeding, or expense (including reasonable attorneys’ fees) (collectively, “Losses”) that may be imposed on or incurred by Consultant as a result of or in connection with the willful misconduct of GoFish. Consultant shall defend, indemnify, and hold harmless GoFish for any Losses that may be imposed on or incurred by GoFish as a result of or in connection with the willful misconduct of Consultant.

11.  ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between Consultant and GoFish relating to Consultant's provision of the services hereunder. This Agreement shall supersede any prior understandings, arrangements, course of dealing, and/or agreements between the parties.

12.   AMENDMENT; WAIVER. This Agreement shall not be amended or modified except by written agreement of the parties hereto. The delay or failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any party with its obligations hereunder shall not operate or be construed as a waiver of such party of a provision of this Agreement and shall in no way impair the right of such party to avail itself, at any time, of any right or remedy hereunder.

13.   ASSIGNMENT; BINDING EFFECT. Consultant may not assign all or part of this Agreement or its obligations hereunder. GoFish shall have the right to assign this Agreement to any of its affiliates. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.  SEVERABILITY. If any provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law, such holding shall not affect the validity or enforceability of any other provision hereof.

15.  GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without regard to the conflicts of law principles of any jurisdiction.

16.  COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties identified herein have executed this Agreement by and through their duly authorized representative on the date first written above.

GoFish Corporation	Consultant

/s/ Michael Downing_______	/s/ Riaz Valani_______
Michael Downing	Riaz Valani
Chief Executive Officer